Exhibit 99.1

Asia Pay Names Ian Jones General Manager of Business Development

April 1, 2005 (Seattle, WA and Beijing) - Asia Payment Systems, Inc. (OTC-BB: APYM) today announced the appointment of Ian Jones to the position of General Manager of Business Development, reporting directly to Matt Mecke, President and Chief Executive Officer.

Mr. Jones has 28 years of experience in the retail solutions industry, having served in senior level sales and marketing management positions for several leading multinational IT solutions vendors focused on the retail sector.

Mr. Jones most recently served as Director, Sales and Marketing, Asia Pacific for Triversity based in Hong Kong. Prior to that, he served in senior management positions with TEC, Siemens Nixdorf, and NCR in Australia, covering the Asia Pacific region in the banking and retail sectors. Mr. Jones has extensive marketing and sales management experience and specializes in strategically aligning technology with retailers' service-level goals and enriching the customer experience. Jones has an impressive track record of end-to-end solution sales to leading national retailers in Asia; most recently, he has concentrated on fraud detection via ASP-based data warehousing.

"Ian Jones is singularly customer focused and technology savvy" said Mr Mecke. "We met on a mutual project in Hong Kong in 1997. Last year, I engaged Ian Jones in a consulting role with Asia Pay and the immediate value he added to our sales process prompted me to bring him on full-time into the business. Ian's experience over the last eight years in Hong Kong and China plus his vast personal network in the Asia Pacific retail industry dovetails nicely into our strategic plan to build out our merchant base using the APAYcard system."

About Asia Payment Systems, Inc.
 Asia Pay is a USA public company with offices in: Seattle, Washington; Beijing and Shenzhen in China, and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to merchants, oil companies, and financial institutions in China, Japan, and in other markets of interest in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard-accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and issuers of merchandise and other retail cards. Systems, hardware, and personnel are now in place as Asia Pay commences delivering service to clients. In addition, the company plans to expand nationwide operations in the China market, which currently has an estimated 750 million debit cards in use, with annual growth of an additional 60 million cards.

Contacts:

Asia Payment Systems, Inc.	Investor Relations
Matt Mecke	Sussex Avenue Partners
President & CEO	Tel. 760-918-5582
Tel. +1-866-877-APAY	Toll-free. 866-312-3924
Fax +1-206-470-1150	News@sussexavenuepartners.com
ir@asiapayinc.com	www.sussexavenueprofiles.com
www.asiapayinc.com